FreeWriting Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet
Floating Rate Notes due 2012

Issuer:	Ford Motor Credit Company

Size:	$750,000,000

Maturity:	April 15, 2012, subject to holders’ right of redemption

Coupon:	3 Month LIBOR Telerate plus 4.45%

Trade Date:	August 3, 2006

Initial Interest Rate:	9.95688%

Issue Date:	August 10, 2006

Settlement Date:	On or about August 10, 2006

Price to Public:	102.0% of principal amount

Proceeds (Before Expenses) to Issuer:	$ 761,625,000 (101.55%)

Interest Payment and Reset Dates:	January 15, April 15, July 15 and October 15, beginning on October 15, 2006

Optional Put Election Dates:	January 15, April 15, July 15 and October 15, beginning on October 15, 2008 and ending on July 15, 2011

Underwriters:	BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC

Fixed Rate Notes due 2011

Issuer:	Ford Motor Credit Company

Size:	$1,500,000,000

Maturity:	August 10, 2011

Coupon:	9.875%

Trade Date:	August 3, 2006

Issue Date:	August 10, 2006

Settlement Date:	On or about August 10, 2006

Price to Public:	100% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,491,000,000 (99.4%)

Interest Payment Dates:	Semi-annually on February 10 and August 10, beginning February 10, 2007

Minimum denomination:	$1,000

Underwriters:	BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling toll free 1-888-722-9555 extension 1088.